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                         LEGG MASON, INC.

                      1988 Stock Option Plan
                    For Non-Employee Directors
                    (As Amended June 2, 1993)


1.   Purpose.

          This Stock Option Plan for Non-Employee Directors (the "Plan") is intended to attract and retain the services of experienced and knowledgeable independent directors of Legg Mason, Inc. (the "Company") for the benefit of the Company and its shareholders and to provide additional incentive for such directors to continue to work for the best interests of the Company and its shareholders.

2.   Stock Subject to the Plan.

          There are reserved for issuance upon the exercise of options granted under the Plan 140,000 shares of Common Stock of the Company (the "Common Stock"). Such shares may be authorized and unissued shares of Common Stock or previously outstanding shares of Common Stock then held in the Company's treasury. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the shares subject thereto as to which the option has not been exercised shall again be available for the purposes of issuance upon the exercise of options granted under the Plan.

3.   Administration.

          The Plan shall be administered by the Board of Directors of the Company (the "Board"). Subject to the express provisions of the Plan, the Board shall have plenary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the option grants or agreements (which shall comply with and be subject to the terms and conditions of the Plan) and to make all other determinations necessary or advisable for the administration of the Plan. The Board's determinations of the matters referred to in this Paragraph 3 shall be conclusive.

4.   Eligibility.

          Each director of the Company who is not otherwise an employee of the Company or a subsidiary and who has not previously been an employee of the Company or a subsidiary for a period of at least two years prior to the date of his first election as a director shall automatically be granted an option to purchase 2,000 shares of Common Stock (subject to adjustment as provided in Paragraph 7) on the date of the initial appointment or election of such director. Following the initial grant, each then current non-employee director shall


                                             Exhibit 4

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automatically be granted on the date of each annual meeting of the shareholders of the corporation an option for 2,000 shares
(subject to adjustment as provided in Paragraph 7).

          Only non-qualified stock options (options which do not qualify as "incentive stock options" under Section 422A of the Internal Revenue Code of 1986, as amended shall be granted under the Plan.

5.   Option Grants.

          (a) The purchase price of the Common Stock under each option granted under the Plan shall be the mean of the high and low sales prices of the Common Stock on the New York Stock Exchange on the date of grant of the option (or the next preceding date on which trading occurred if there was no trading on the date of grant). In the event that the Common Stock is no longer traded on the New York Stock Exchange at the date of any grant, then the Board shall establish the purchase price at the fair market value determined under Treasury Regulation Section 20.2031-2.

          (b) Options shall be fully exercisable immediately after the date of grant. The term of each option shall be ten years from the date of grant thereof, or such shorter period as is prescribed in Paragraphs 5(c) and 5(d). Except as provided in Paragraphs 5(c) and 5(d), no option may be exercised at any time unless the holder thereof is then a director of the Company.

          Upon exercise, the option price is to be paid in full in cash. Upon exercise of an option, the Company shall have the right to retain without notice sufficient shares of stock to cover government withholding taxes or deductions, if any, as described in Paragraph 9. For purposes of the preceding sentence, the market value of any shares retained shall be the mean of the high and low sales prices of the Common Stock on the New York Stock Exchange on the exercise date (or the next preceding date on which trading occurred if there was no trading on the date of grant); if the Common Stock is no longer traded on the New York Stock Exchange, the fair market value on such date shall be determined under Treasury Regulation Section 20.2031-2.

          An option shall be exercisable only by delivery of written notice to the Corporation. Such notice shall state the election to exercise the option and the number of shares in respect of which it is being exercised, and shall be signed by the person or persons so exercising the option. In the event an option shall be exercised pursuant to Paragraph 5(d) by any person or persons other than the director to whom the option was issued, such notice shall be accompanied by appropriate evidence of the right of such person or persons to exercise such option.

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          (c) In the event that the optionee shall cease to serve
as a director, the optionee may exercise the option at any time prior to the earlier of (i) the expiration of the term of the option or (ii) the first anniversary of the date of termination of service as a director.

          Nothing in the Plan or in any option granted pursuant to the Plan shall confer on any individual any right to continue as a director of the Company or interfere in any way with the right of the Company to terminate the optionee's service as a director at any time.

          (d) In the event of the death of a director to whom an option has been granted under the Plan, the option may be exercised by a legatee or legatees of the option holder under his last will or by his personal representatives or distributees at any time prior to the earlier of (i) the expiration of the term of the option or (ii) the second anniversary of the date of termination of service as a director.

6.   Transferability and Shareholder Rights of Holders of Options.

          No option granted under the Plan shall be transferable otherwise than by will or by the laws of descent and distribution, and an option may be exercised, during the lifetime of the holder thereof, only by him. The holder of an option shall have none of the rights of a shareholder until the shares subject thereto shall have been registered in the name of the person or persons exercising such option on the transfer books of the Company upon such exercise.

7.   Adjustments Upon Changes in Capitalization.

          Notwithstanding any other provision of the Plan, the number and class of shares subject to the options and the option prices of the options covered thereby shall be proportionately adjusted in the event of changes in the outstanding Common Stock by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, split-ups, split-offs, spin-offs, liquidations or other similar changes in capitalization, or any distribution to common shareholders other than cash dividends and, in the event of any such change in the outstanding Common Stock, the aggregate number and class of shares available under the Plan and the number of shares as to which options may be granted shall be appropriately adjusted by the Board. The Board's determination of any adjustment shall be conclusive.

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8.   Amendment and Termination.

          Unless the Plan shall theretofore have been terminated as hereinafter provided, the Plan shall terminate on, and no awards of options shall be made after, April 25, 1998; provided, however, that such termination shall have no effect on options granted prior thereto. The Plan may be terminated, modified or amended by the shareholders of the Company. The Board of Directors of the Company may also terminate the Plan or modify or amend the Plan in such respects as it shall deem advisable in order to conform to any change in any law or regulation applicable thereto, or in other respects which shall not change
(i) the total number of shares as to which options may be granted, (ii) the class of persons eligible to receive options under the Plan, (iii) the manner of determining the option prices, (iv) the period during which options may be granted or exercised or (v) the provisions relating to the administration of the Plan by the directors of the Company.

9.   Withholding.

          Upon the transfer of the Common Stock as a result of the exercise of an option, the Company shall have the right to retain without notice sufficient shares of stock (taken at the mean of the high and low sales prices of such stock on the New York Stock Exchange on the date of exercise) to cover the amount of any tax required by any government to be withheld or otherwise deducted and paid with respect to such payment, remitting any balance to the optionee; provided, however, that the optionee shall have the right to provide the Company with the funds to enable it to pay such tax.

10.  Effectiveness of the Plan.

          The Plan became effective on April 25, 1988, the date of its adoption by the Board of Directors, subject to approval by the vote of a majority of the votes cast by holders of the shares of Common Stock at a meeting of the shareholders within twelve months after the date of adoption of the Plan by the Board of Directors. In the event such shareholder approval is not obtained, the Plan and any options theretofore granted thereunder shall be null and void and of no further force or effect.